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                                                                    EXHIBIT 99.3

DYNEGY PRICES EQUITY OFFERING

    HOUSTON, April 18 /PRNewswire/ -- Dynegy Inc. (NYSE:DYN) announced that it priced approximately 4.6 million primary shares of common equity at $55.00 per share on April 17, 2000. The offering includes approximately 3.3 million shares of Class A common stock to be sold in a public offering and approximately 1.3 million shares of Class B common stock to be sold to Chevron in a private transaction, pursuant to Chevron exercising its contractual right to maintain its ownership interest in Dynegy.

    Total net proceeds to Dynegy as a result of these transactions is expected to be $244.5 million. This amount is net of the underwriting commissions and expenses and does not include any exercise of the underwriters' overallotment option to purchase approximately 1.1 million shares or any additional purchases, which may be made by Chevron to maintain its ownership interest in Dynegy.

    As previously announced, this offering represents the company's final step in financing the cash portion of its recently completed merger with Illinova and proceeds from the offering will be used to reduce short-term indebtedness incurred in the merger. The offering is expected to close on April 24, 2000.

    The public offering also includes approximately 5.2 million shares of common stock to be sold by affiliates of BG Group plc and NOVA Chemicals Corp. at $55.00 per share. Dynegy will not receive any of the proceeds from this sale of secondary common stock. BG Group and NOVA Chemicals' remaining Series A Convertible Preferred Stock has been converted to a total of approximately
1.3 million Class A common shares, or less than 1 percent of Dynegy's outstanding shares each.

    The offering was jointly led by Lehman Brothers and Goldman, Sachs & Co. ABN AMRO Rothschild, Banc of America Securities LLC, CIBC World Markets, Credit Suisse First Boston, Merrill Lynch & Co. and PaineWebber Incorporated served as co-managers.

    Dynegy Inc. is one of the country's leading marketers of energy products and services. Through its leadership position in power generation and marketing, gathering, processing, and transportation of energy, the company provides energy solutions to its customers primarily in North America, the United Kingdom and Europe. Dynegy's principal businesses -- energy convergence, midstream natural gas liquids and transmission and distribution -- operate through the following subsidiaries:

    -- Dynegy Marketing and Trade focuses on energy convergence -- the marketing, trading and arbitrage opportunities that exist among power, natural gas and coal that can be enhanced by the control and optimization of related physical assets -- and on the marketing of energy products and services to the retail sector through Dynegy Energy Services and its alliances with leading utility companies.

    -- Dynegy's natural gas liquids subsidiary, Dynegy Midstream Services, includes North American midstream liquids operations, global natural gas liquids transportation and marketing operations.

    -- Dynegy's transmission and distribution subsidiary, Illinois Power, is based in Decatur, Ill. It serves more than 650,000 natural gas and electric utility customers in a 15,000-square-mile area across Illinois.

SOURCE  Dynegy Inc.



Web site:  http://www.dynegy.com


Company News On-Call: http://www.prnewswire.com/comp/126660.html or fax, 800-758-5804, ext. 126660


CONTACT: media, John Sousa, 713-507-3936, or analysts, Margaret
Nollen, 713-767-8707, both of Dynegy Inc.